Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 125 to the Registration Statement on Form N–1A of Fidelity School Street Trust: Fidelity Intermediate Municipal Income Fund of our report dated February 12, 2024; Fidelity Advisor Multi-Asset Income Fund, Fidelity Global Credit Fund, and Fidelity Series International Credit Fund of our reports dated February 14, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended December 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 21, 2024